DCTI ISSUES SERIES B PREFERRED STOCK

         Salt Lake City, Utah - January 3, 2002--Digital Courier Technologies, Inc. (OTC: DCTI) announced today that it has issued one share of Series B Preferred Stock to each current member of the Board of Directors. The issuance of the Series B Preferred Stock is intended to create a mechanism whereby the Company's shareholders are assured a fair process for electing members to the Company's Board, including an opportunity to review accurate and fair proxy solicitations. The terms of the Series B Preferred Stock allow the holders, voting as one class, to elect 4 directors at each annual or special meeting at which directors are elected, or pursuant to any election of directors by written consent of the shareholders. A Series B director may be removed by a majority of the then serving directors with or without cause. The Series B Preferred Stock rights may be amended or repealed by any of the following: a vote of at least 70% of the Company's shareholders voting at a meeting with a record date on or prior to February 15, 2002, a vote of at least 60% of the Company's shareholders voting at a meeting with a record date after February 15, 2002, approval of at least 80% of shareholders of the Company acting by written consent, or unanimous approval (by vote or written consent) of the Series B Preferred shareholders voting as one class. The voting rights of the Series B Preferred Stock terminate automatically on June 30, 2003.

         About DCTI

         DCTI is at the forefront of Internet payment technology. A recognized specialist in risk management and fraud control, DCTI provides secure, reliable, and fully integrated payment software and systems for Internet merchants, financial institutions, and merchant service providers. Payment features of the DCTI system include advanced validation, fraud screening, payment authorization, settlement, and real-time reporting. DCTI's notable client base and affiliations include U.S. and international banks and merchants and ongoing development partnerships with industry leaders such as Equifax, Global Payments, and TSAI. For more information, please visit www.dcti.com.

         Investor Contact for DCTI:

         John Hanlon, President and Chief Financial Officer, DCTI, (801) 266-5390 ext. 211